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
------------------------------
           FORM 4                                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                                                            WASHINGTON D.C. 20549
------------------------------
[ ] Check this box if no longer                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16.
    Form 4 or Form 5 obligations                     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    may continue.                                      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    See Instruction 1(b).                                    Section 30(h) of the Investment Company Act of 1940

+------------------------------------------+----------------------------------------------+----------------------------------------+
|1. Name and Address of Reporting Person*  | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s) |
|                                          |                                              |    to Issuer (Check all applicable)    |
|Kanders         Warren                B.  | Langer, Inc.  (GAIT)                         |                                        |
|                                          |                                              |    Director               X  10% Owner |
+------------------------------------------+---------------------------+------------------+ ---                      ---           |
|(Last)         (First)         (Middle)   | 3. IRS or Social          |4. Statement for  |    Officer (give             Other     |
|                                          |    Security Number        |   Month/Day/Year | ---  title below)        ---(specify   |
| c/o Kanders & Company, Inc.              |    of Reporting Person    |                  |                                 below) |
| Two Soundview Drive                      |    (Voluntary)            |     12/27/02     |                                        |
+------------------------------------------+                           +------------------+----------------------------------------+
|              (Street)                    |                           |5. If Amendment,  |7. Individual or Joint/Group Filing     |
|                                          |                           |  Date of Original|   (Check Applicable Line)              |
|Greenwich    CT         06830             |                           |  (Month/Day/Year)|   x  Form filed by One Reporting Person|
|                                          |                           |                  |  ---                                   |
|                                          |                           |                  |      Form filed by More than One       |
|                                          |                           |                  |  --- Reporting Person                  |
|                                          |                           |                  |                                        |
+------------------------------------------+---------------------------+------------------+----------------------------------------+
| (City)      (State)     (Zip)       TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED             |
+--------------------+----------------+----------------+--------------+-----------------+-----------------+----------+-------------+
|1. Title of Security|2. Transaction  |2A. Deemed      |3. Transaction|4. Securities    |5. Amount of     |6. Owner- |7. Nature of |
|   (Instr. 3)       |   Date         |    Execution   |   Code       |Acquired (A)     |  Securities     |   ship   |   Indirect  |
|                    |                |    Date, if    |   (Instr. 8) |or Disposed      |  Beneficially   |     Form:|   Beneficial|
|                    |                |    any         |              |of (D)           |  Owned          |(D) Direct|   Ownership |
|                    |                |                |              |(Instr. 3,4      |  Following      |or (I)    |             |
|                    |                |                |              |and 5)           |  Reported       |  Indirect|             |
|                    |                |                |              |                 |  Transaction(s) |          |             |
|                    |                |                |              |                 | (Instr. 3 and 4)|          |(Instr. 4)   |
|                    |                |                |              |                 |                 |(Instr. 4)|             |
|                    |                |                |              |                 |                 |          |             |
+--------------------+----------------+----------------+-------+------+------+---+------+-----------------+----------+-------------+
|                    |(Month/Day/Year)|(Month/Day/Year)| Code  |  V   |Amount|(A)|Price |                 |          |             |
|                    |                |                |       |      |      |or |      |                 |          |             |
|                    |                |                |       |      |      |(D)|      |                 |          |             |
+--------------------+----------------+----------------+-------+------+------+---+------+-----------------+----------+-------------+
|                    |                |                |       |      |      |   |      |                 |          |             |
|                    |                |                |       |      |      |   |      |                 |          |             |
+--------------------+----------------+----------------+-------+------+------+---+------+-----------------+----------+-------------+
|                    |                |                |       |      |      |   |      |                 |          |             |
|                    |                |                |       |      |      |   |      |                 |          |             |
+--------------------+----------------+----------------+-------+------+------+---+------+-----------------+----------+-------------+
|                    |                |                |       |      |      |   |      |                 |          |             |
|                    |                |                |       |      |      |   |      |                 |          |             |
+--------------------+----------------+----------------+-------+------+------+---+------+-----------------+----------+-------------+
|                    |                |                |       |      |      |   |      |                 |          |             |
|                    |                |                |       |      |      |   |      |                 |          |             |
+--------------------+----------------+----------------+-------+------+------+---+------+-----------------+----------+-------------+
|                    |                |                |       |      |      |   |      |                 |          |             |
|                    |                |                |       |      |      |   |      |                 |          |             |
+--------------------+----------------+----------------+-------+------+------+---+------+-----------------+----------+-------------+







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
FORM 4 (CONTINUED)                   TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
+--------------+-----------+----------------+------------+--------------+---------------+----------------------+-------------------+
|1. Title of   |2. Conver- |3. Transaction  |3A. Deemed  |4. Transaction|5. Number of   |6. Date               |7. Title and Amount|
|   Derivative |   sion or |    Date        |Execution   |   Code       |   Derivative  |   Exerciseable       |   of Underlying   |
|   Security   |   Exercise|                |Date, if any|              |   Securities  |   and Expiration     |   Securities      |
|  (Instr. 3)  |   Price of|(Month/Day/Year)|            |(Instr. 8)    |   Acquired (A)|   Date               |                   |
|              |           |                |(Month/Day/ |              |   or Disposed | (Month/Day/Year)     |   (Instr. 3 and 4)|
|              |           |                | Year)      |              |   of (D)      |                      |                   |
|              |           |                |            |              | (Instr. 3, 4, |                      |                   |
|              |           |                |            |              |   and 5)      |                      |                   |
|              |           |                |            +-------+------+--------+------+-----------+----------+--------+----------+
|              |           |                |            |       |      |        |      |           |          |        | Amount or|
|              |           |                |            |       |      |        |      |Date       |Expiration|        | Number of|
|              |           |                |            | Code  |  V   |(A)     | (D)  |Exercisable|Date      |Title   | Shares   |
+--------------+-----------+----------------+------------+-------+------+--------+------+-----------+----------+--------+----------+
|4% Convertible|     $6    |    12/27/02    |            |   P   |      |$500,000|      |    (1)    |  8/31/06 | Common |  83,333  |
|Subordinated  |           |                |            |       |      |        |      |           |          | Stock  |    (2)   |
|Notes         |           |                |            |       |      |        |      |           |          |        |          |
+--------------+-----------+----------------+------------+-------+------+--------+------+-----------+----------+--------+----------+


+----------+-------------+---------------+---------------+
|8. Price  |9. Number    | 10. Owner-    |11. Nature of  |
|   of     |   of deriv- |     ship      |    Indirect   |
|   Deriv  |   ative     |     Form      |    Beneficial |
|   ative  |   Secur-    |  of           |    Ownership  |
|   Sec-   |   ities     |     Deriv-    |               |
|   urity  |   Bene-     |     ative     |    (Instr. 4) |
|   (Inst. |   ficially  |    Security:  |               |
|   5)     |   Owned     |     Direct    |               |
|          |   Following |     (D) or    |               |
|          |   Reported  |   Indirect (I)|               |
|          |   Trans     |               |               |
|          |   action(s) |               |               |
|          |  (Instr. 4) |   (Instr. 4)  |               |
|          |             |               |               |
|          |             |               |               |
+----------+-------------+---------------+---------------+
|          |  $2,500,000 |       I       | By Langer     |
|          |             |               | Partners, LLC |
+----------+-------------+---------------+---------------+


(1)    Presently exercisable

(2) The convertible notes to which this report relates are held by Langer Partners, LLC and are $2,500,000 in aggregate principal amount and are convertible into 416,666 shares of the issuer's common stock. This filing shall not be deemed an admission that the reporting person is, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, beneficial owner of any securities covered by this statement.

*      If the Form is filed by more than one reporting person, See Instruction
       5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


        /s/ Warren B. Kanders                            December 30, 2002
       ----------------------                            -----------------
       **Signature of the Reporting Person Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.